SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Unity Software Inc.

(Name of Issuer)

Common Stock, par value $0.000005 per share

(Title of Class of Securities)

913320101**

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,369,879
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,369,879

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,369,879
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 241,084
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 241,084

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 241,084
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,900,504
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,900,504

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,900,504
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 213,991
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 213,991

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 213,991
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III – ENDURANCE PARTNERS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,002,363
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,002,363

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,002,363
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII, L.P. (“SEQUOIA CAPITAL XII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,028,911
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,028,911

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,028,911
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XII, L.P. (“SEQUOIA TECHNOLOGY PARTNERS XII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 480,696
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 480,696

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 480,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII PRINCIPALS FUND, LLC (“SEQUOIA CAPITAL XII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,372,992
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,372,992

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,372,992
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND PARALLEL, LLC (“SCFP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,185,238
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,185,238

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,185,238
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND, L.P. (“SCF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,665,168 shares, of which 7,438,012 are Common Stock and 1,227,156 are shares of Common Stock issuable on conversion of the Issuer’s 2.0% Convertible Senior Notes due 2027.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,665,168 shares, of which 7,438,012 are Common Stock and 1,227,156 are shares of Common Stock issuable on conversion of the Issuer’s 2.0% Convertible Senior Notes due 2027.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,665,168
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC U.S. GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

3,610,963 shares, of which 3,369,879 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 241,084 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

3,610,963 shares, of which 3,369,879 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 241,084 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,610,963
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SCGGF MANAGEMENT, L.P. (“SCGGF MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

6,114,495 shares, of which 5,900,504 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 213,991 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

6,114,495 shares, of which 5,900,504 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 213,991 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,495
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SCGGF III–ENDURANCE PARTNERS MANAGEMENT, L.P. (“SCGGF III—ENDURANCE PARTNERS MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

9,002,363 shares, of which 9,002,363 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

9,002,363 shares, of which 9,002,363 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,002,363
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SC XII MANAGEMENT, LLC (“SC XII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

10,882,599 shares, of which 9,028,911 shares are directly owned by SEQUOIA CAPITAL XII, 480,696 shares are directly owned by SEQUOIA TECHNOLOGY PARTNERS XII and 1,372,992 shares are directly owned by SEQUOIA CAPITAL XII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

10,882,599 shares, of which 9,028,911 shares are directly owned by SEQUOIA CAPITAL XII, 480,696 shares are directly owned by SEQUOIA TECHNOLOGY PARTNERS XII and 1,372,992 shares are directly owned by SEQUOIA CAPITAL XII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,882,599
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND MANAGEMENT, L.P. (“SEQUOIA CAPITAL FUND MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

9,850,406 shares, of which 1,185,238 shares are directly owned by SCFP and 8,665,168 shares, of which 7,438,012 are Common Stock and 1,227,156 are shares of Common Stock issuable on conversion of the Issuer’s 2.0% Convertible Senior Notes due 2027, are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

9,850,406 shares, of which 1,185,238 shares are directly owned by SCFP and 8,665,168 shares, of which 7,438,012 are Common Stock and 1,227,156 are shares of Common Stock issuable on conversion of the Issuer’s 2.0% Convertible Senior Notes due 2027, are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,850,406
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

28,578,227 shares, of which 3,369,879 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 241,084 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 5,900,504 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 213,991 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 9,002,363 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS, 1,185,238 shares are directly owned by SCFP and 8,665,168 shares, of which 7,438,012 are Common Stock and 1,227,156 are shares of Common Stock issuable on conversion of the Issuer’s 2.0% Convertible Senior Notes due 2027, are directly owned by SCF. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGF III –ENDURANCE PARTNERS MANAGEMENT. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP. SC US TTGP is the General Partner of each of SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SCGGF III –ENDURANCE PARTNERS MANAGEMENT and SEQUOIA CAPITAL FUND MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

28,578,227 shares, of which 3,369,879 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 241,084 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 5,900,504 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 213,991 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 9,002,363 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS, 1,185,238 shares are directly owned by SCFP and 8,665,168 shares, of which 7,438,012 are Common Stock and 1,227,156 are shares of Common Stock issuable on conversion of the Issuer’s 2.0% Convertible Senior Notes due 2027, are directly owned by SCF. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGF III –ENDURANCE PARTNERS MANAGEMENT. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP. SC US TTGP is the General Partner of each of SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SCGGF III –ENDURANCE PARTNERS MANAGEMENT and SEQUOIA CAPITAL FUND MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,578,227
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.5%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 826,947
	6

 SHARED VOTING POWER

15,116,858, of which 5,900,504 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 213,991 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND and 9,002,363 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT and SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messers. DL and JG. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 826,947
	8

 SHARED DISPOSITIVE POWER

15,116,858, of which 5,900,504 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 213,991 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND and 9,002,363 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS . The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT and SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messers. DL and JG. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,943,805
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,162,638
	6

 SHARED VOTING POWER

9,002,363, of which 9,002,363 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 1,162,638
	8

 SHARED DISPOSITIVE POWER

9,002,363, of which 9,002,363 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS. The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SCGGF III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,165,001[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%2
12	TYPE OF REPORTING PERSON IN

1	Includes 23,385 restricted stock units.
2

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

1	NAME OF REPORTING PERSON JAMES GOETZ (“JG”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 225,860
	6

 SHARED VOTING POWER

6,114,495 shares, of which 5,900,504 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 213,991 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. SC US TTGP is the General Partner of SCGGF MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messrs. DL and JG.

	7	SOLE DISPOSITIVE POWER 225,860
	8

 SHARED DISPOSITIVE POWER

6,114,495 shares, of which 5,900,504 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 213,991 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. SC US TTGP is the General Partner of SCGGF MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messrs. DL and JG.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,340,355
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 380,019,022 shares of Common Stock outstanding as of November 1, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023.

ITEM 1.

(a) Name of Issuer:

Unity Software Inc.

(b) Address of Issuer’s Principal Executive Offices:

30 3rd Street

San Francisco, California 94103 - 3104

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

Sequoia Capital Global Growth Fund, L.P.

Sequoia Capital Global Growth Principals Fund, L.P.

Sequoia Capital Global Growth Fund III –Endurance Partners, L.P.

Sequoia Capital XII, L.P.

Sequoia Technology Partners XII, L.P.

Sequoia Capital XII Principals Fund, LLC

Sequoia Capital Fund Parallel, LLC

Sequoia Capital Fund, L.P.

SC U.S. Growth VI Management, L.P.

SCGGF Management, L.P.

SCGGF III –Endurance Partners Management, L.P.

SC XII Management, LLC

Sequoia Capital Fund Management, L.P.

SC US (TTGP), Ltd.

Douglas Leone

Roelof Botha

James Goetz

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. SC US TTGP is the General Partner of SCGGF MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND are Messrs. DL and JG.

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS is SCGGF III –ENDURANCE PARTNERS MANAGEMENT. The General Partner of SC GLOBAL GROWTH III –ENDURANCE PARTNERS MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS are Messrs. DL and RB.

The General Partner of each of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

The General Partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. SC US (TTGP) is the general partner of SEQUOIA CAPITAL FUND MANAGEMENT.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL U.S. GROWTH FUND VI, SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND, SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III –ENDURANCE PARTNERS, SCF, SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SCGGF III –ENDURANCE PARTNERS MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, SC US (TTGP): Cayman Islands

SEQUOIA CAPITAL XII, SEQUOIA TECHNOLOGY PARTNERS XII, SEQUOIA CAPITAL XII PRINCIPALS FUND, SCFP, SC XII MANAGEMENT: Delaware

DL, RB, JG: USA

(d) CUSIP No.: 913320101

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

Sequoia Capital U.S. Growth Fund VI, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Principals Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund III –Endurance Partners, LP

By:	SCGF III –Endurance Partners Management, L.P. its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital XII, L.P.

By: SC XII Management, LLC
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Technology Partners XII, L.P.

By: SC XII Management, LLC
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital XII Principals Fund, LLC

By: SC XII Management, LLC
its Managing Member

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund Parallel, LLC

By:	Sequoia Capital Fund Management, L.P. its Manager

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund, L.P.

By:	Sequoia Capital Fund Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SCGGF Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SCGGF III –Endurance Partners Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC XII Management, LLC

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund Management, L.P.

By:	Sequoia Capital Fund Management, L.P. Its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC US (TTGP), Ltd.

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Douglas Leone

By:	/s/ Douglas Leone

Roelof Botha

By:	/s/ Roelof Botha

James Goetz

By:	/s/ James Goetz